Exhibit 99.1

LB Pharmaceuticals Reports 3Q 2025 Financial Results and Recent Corporate Updates

NEW YORK, November 6, 2025 (GLOBE NEWSWIRE) – LB Pharmaceuticals Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX) today announced financial results for the third quarter ended on September 30, 2025 and provided recent corporate updates.

“Following our recent initial public offering, we are well-positioned to continue executing on our strategy to advance LB-102 into a Phase 3 trial in acute schizophrenia, as well as a Phase 2 trial in bipolar depression,” said Heather Turner, Chief Executive Officer of LB Pharmaceuticals. “The robust and statistically significant results recently reported from our potentially registrational Phase 2 trial in acute schizophrenia confirm the meaningful clinical impact and differentiated tolerability of LB-102, which we believe has the potential to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. Our team is focused on advancing LB-102 towards FDA approval to expand treatment options for underserved patients.”

Recent Corporate Updates

•

In September 2025, the Company announced the pricing of its upsized initial public offering of 21,850,000 shares of its common stock at a price of $15.00 per share. The aggregate gross proceeds to LB Pharmaceuticals from the offering were $327.8 million.

•

In October 2025, the Company presented three posters featuring new and previously reported analyses from its Phase 2 NOVA[1] clinical trial of LB-102 in acute schizophrenia at the 38th European College of Neuropsychopharmacology (“ECNP”) Congress, which took place in Amsterdam, The Netherlands, from October 11-14, 2025. Using a validated battery of cognitive tests in its Phase 2 acute schizophrenia trial, a post-hoc analysis demonstrated that after four weeks of treatment with LB-102, a robust, dose-dependent, and significant treatment effect size was identified in a completer population for all doses of LB-102 compared with placebo. The treatment effect size versus placebo was 0.26 (p=0.0476) at the 50 mg dose, 0.41 (p=0.0027) at the 75 mg dose and reached 0.66 (p=0.0018) at the 100 mg dose. Significant effect sizes of the magnitude reported in this trial provide early evidence that LB-102 may positively impact cognitive deficits—an area of significant unmet need that spans across schizophrenia and mood disorders.

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The Company presented two additional posters at ECNP, which included an encore presentation of the primary efficacy and safety results from the NOVA[1] trial, and a post-hoc analysis focused on the effects of LB-102 on negative symptoms in a subset of patients with prominent negative symptoms at baseline.

•

Collectively, these analyses further reinforce LB-102’s balanced clinical profile, which is characterized by clinically meaningful reduction in Positive and Negative Syndrome Scale (“PANSS”) scores, a generally favorable and potentially class-leading tolerability profile and differentiated clinical activity across multiple symptom domains.

•

To increase the statistical power of its planned Phase 3 clinical trial in acute schizophrenia, the Company plans to increase the sample size of this trial from approximately 400 patients to approximately 460 patients. The Company is planning to initiate this trial in the first quarter of 2026 and continues to expect to report topline data for this trial in the second half of 2027.

•

The Company also plans to initiate a potentially registrational Phase 2 trial in bipolar depression in the first quarter of 2026 and expects to report topline data for this trial in the first quarter of 2028.

New Team Appointments

•

In September 2025, the Company announced the appointments of William Kane and Rekha Hemrajani to its Board of Directors. These new Board members add valuable expertise in finance, business development, CNS product commercialization, and corporate strategy.

•

In October 2025, LB Pharmaceuticals announced the appointment of James Rawls, Pharm.D., as Senior Vice President of Regulatory Affairs. Throughout his career, Dr. Rawls has led or contributed to more than a dozen successful regulatory filings and product approvals in the United States, Europe, and Japan, with specific experience in neuropsychiatric diseases.

Financial Results for the Three Months ended September 30, 2025

•	Research & Development Expenses:

Research and development expenses were $2.4 million for the third quarter of 2025, as compared to $10.7 million in the third quarter of 2024. The decrease was primarily due to a decrease in clinical trial expenses related to the conduct of our Phase 2 clinical trial of LB-102 in acute schizophrenia in 2024.

•	General & Administrative Expenses:

General and administrative expenses were $2.8 million for the third quarter of 2025, as compared to $5.4 million for the third quarter of 2024. The decrease was primarily due to the write-off of deferred financing costs in 2024.

•	Net Loss:

Net loss was $3.6 million for the third quarter of 2025, as compared to a net loss of $14.2 million for the third quarter of 2024.

•	Cash Position:

Cash, cash equivalents and marketable securities as of September 30, 2025 were approximately $314.5 million following the Company’s initial public offering in September. Based on current operating assumptions, the Company anticipates its current cash, cash equivalents and marketable securities will support its planned operations into the second quarter of 2028.

Financial Results for the Nine Months ended September 30, 2025

•	Research & Development Expenses:

Research and development expenses were $8.3 million for the nine months ended September 30, 2025, as compared to $50.8 million for the nine months ended September 30, 2024. The decrease was primarily due to a decrease in clinical trial expenses related to the conduct of our Phase 2 clinical trial of LB-102 in acute schizophrenia in 2024.

•	General & Administrative Expenses:

General and administrative expenses were $8.3 million for the nine months ended September 30, 2025, as compared to $8.5 million for the nine months ended September 30, 2024.

•	Net Loss:

Net loss was $13.7 million for the nine months ended September 30, 2025, as compared to $58.0 million for the nine months ended September 30, 2024.

About LB-102

LB-102 is a Phase 3-ready oral, small molecule and a methylated derivative of amisulpride. In early 2025, LB Pharmaceuticals announced positive data from a four-week placebo-controlled, double-blinded, Phase 2 trial in patients with acute schizophrenia. The Phase 2 trial demonstrated statistically significant benefit versus placebo at all doses studied, a potentially class leading safety profile among D2 antagonists and partial agonists, and positive effects on negative symptoms and cognition. LB-102 is advancing into a Phase 3 clinical trial for acute schizophrenia and a Phase 2 clinical trial for bipolar depression. Additional expansion opportunities for LB-102 could include major depressive disorder (MDD), predominantly negative symptoms of schizophrenia, Alzheimer’s disease psychosis and agitation, as well as bipolar mania and cognitive impairment associated with schizophrenia.

About LB Pharmaceuticals

LB Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapies for the treatment of schizophrenia, bipolar depression, and other neuropsychiatric diseases. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the potential to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering a potentially attractive alternative to branded and generic therapeutics for the treatment of schizophrenia, bipolar depression, and other neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the design, objectives and timing of the Phase 3 trial in acute schizophrenia and the Phase 2 trial in bipolar depression; the expected regulatory pathway and therapeutic benefits of LB-102 and continuing advancement of LB-102 and the Company’s portfolio; and anticipated cash runway into the second quarter of 2028. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (the “SEC”) and its other documents to be subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Media:

Michael Tattory

LifeSci Communications

Mtattory@lifescicomms.com

Investor Relations:

Joyce Allaire

LifeSci Advisors

JAllaire@LifeSciAdvisors.com

LB Pharmaceuticals Inc

Condensed Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	As of
	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$269,744	$22,978
Marketable securities	44,735	5,021
Prepaid expenses and other current assets	1,922	880

Total current assets	316,401	28,879
Operating lease right-of-use assets, net	2,198	2,298
Property and equipment, net	1,635	1,859
Restricted cash	512	498

Total assets	$320,746	$33,534

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$2,590	$2,320
Accrued expenses	3,327	5,302
Operating lease liability, current	730	487

Total current liabilities	6,647	8,109
Derivative liability - warrants	942	2,504
Operating lease liability, noncurrent	2,936	3,216

Total liabilities	10,525	13,829

Commitments and contingencies
Redeemable convertible preferred stock
Series Seed preferred stock, $0.0001 par value, zero and 295,467 shares authorized, zero and 295,467 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively. Liquidation preference of zero and $443 as of September 30, 2025 and December 31, 2024, respectively.	—	435
Series A preferred stock, $0.0001 par value, zero and 3,655,374 shares authorized, zero and 3,655,374 outstanding as of September 30, 2025 and December 31, 2024, respectively. Liquidation preference of zero and $8,407 as of September 30, 2025 and December 31, 2024, respectively.	—	6,179
Series B preferred stock, $0.0001 par value, zero and 301,119 shares authorized, zero and 301,119 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively. Liquidation preference of zero and $903 as of September 30, 2025 and December 31, 2024, respectively.	—	580
Series C preferred stock, $0.0001 par value, zero and 75,000,000 shares authorized, zero and 73,820,346 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively. Liquidation preference of zero and $110,731 as of September 30, 2025 and December 31, 2024, respectively.	—	107,065
Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 500,000,000 and 105,000,000 shares authorized, 25,299,102 and 251,655 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively.	3	1
Additional paid-in capital	428,327	9,657
Accumulated deficit	(118,056)	(104,323)
Accumulated other comprehensive (loss) income	(53)	111

Total stockholders’ equity (deficit)	310,221	(94,554)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$320,746	$33,534

LB Pharmaceuticals Inc

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$2,419	$10,664	$8,261	$50,795
General and administrative	2,827	5,419	8,273	8,496

Total operating loss	(5,246)	(16,083)	(16,534)	(59,291)
Non-operating income (expense)
Interest income	707	384	1,120	1,423
Realized gain on sale of marketable securities, net	—	503	119	593
Gain (loss) on change in fair value of derivative instruments	983	1,015	1,562	(756)

Total non-operating income	1,690	1,902	2,801	1,260

Loss before income tax	(3,556)	(14,181)	(13,733)	(58,031)
Income tax provision	—	—	—	—

Net loss	$(3,556)	$(14,181)	$(13,733)	$(58,031)

Net loss per share, basic and diluted	$(0.61)	$(39.49)	$(6.26)	$(162.15)
Weighted average shares outstanding used in calculating net loss per share, basic and diluted	5,806,862	359,079	2,195,199	357,891